UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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ALASKA AIR GROUP, INC.
SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2013
On or about April 4, 2013, Alaska Air Group, Inc. (the “Company”) furnished or otherwise made available to stockholders its proxy statement (the “Proxy Statement”) describing the matters to be voted upon at the Company's Annual Meeting of Stockholders (the “Annual Meeting”) to be held in the Bay Auditorium on the third floor of the Bell Harbor International Conference Center at 2211 Alaskan Way, Pier 66, in Seattle, Washington at 2 p.m. on Tuesday, May 21, 2013. This supplement (this “Supplement”) should be read in conjunction with the Proxy Statement. This Supplement is first being furnished or otherwise made available to stockholders on or about May 14, 2013. All capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement.
At the Annual Meeting, stockholders are being asked, among other matters, to vote on a stockholder proposal that may impact the treatment of our outstanding equity awards in connection with a change in control. Under the proposal, equity awards granted by the Company will not vest on a change in control and may vest only on a pro-rata basis upon the award-holder's termination of employment. This proposal is Proposal No. 4 in the Proxy Statement. Our board of directors (the “Board”) recommends that stockholders vote against Proposal No. 4.
ISS Proxy Advisory Services (“ISS”) has issued a report recommending that its clients vote for Proposal No. 4. We are filing this Supplement to correct what we believe is a fundamental misunderstanding reflected in ISS's analysis of Proposal No. 4. Specifically, the report states that some of our equity awards are subject to “single-trigger” vesting -- that is, that such awards would automatically become fully vested on a change in control. That is not the case. All of our outstanding unvested equity awards were granted under our 2008 Performance Incentive Plan. All of these awards provide for “double-trigger” vesting, which means that accelerated vesting would not occur unless both (1) a change in control occurs and (2) either the executive's employment is actually or constructively terminated in connection with the transaction or the acquirer does not continue or assume the awards in the transaction. Neither our 2008 plan nor any of our employment agreements, change-in-control agreements or equity award agreements provide for our equity awards to automatically accelerate on a change in control. Furthermore, vesting of any outstanding performance-based equity awards would occur on a pro-rata basis under the limited circumstances described above.
In this regard, we would also note that the amounts reported under “Equity Acceleration” in the table of benefits our executives would receive in connection with a change in control (on page 60 of the Proxy Statement) represent the value of the executive's equity awards subject to double-trigger acceleration and would vest on an actual or constructive termination of the executive's employment in connection with a change in control or should the acquirer not continue or assume the awards in the transaction. These awards would not automatically vest upon a change in control.
As described in the Proxy Statement in our response to Proposal No. 4, we believe that if a change in control occurs, the double-trigger feature of our equity awards would help to ensure a smooth management transition and preserve the synergies anticipated in such a transaction in order to maximize stockholder value. Without these protections, our executive officers could be preoccupied with the uncertainty surrounding their job status and loss of value tied to the equity awards as a result of a potential change in control and be less focused on stability and negotiating the best price for our stockholders. We believe that accelerated vesting of equity awards in the limited circumstances described above should temper these distractions and allow our executives to maintain their focus on maximizing stockholder value.
We believe that our stockholders have been served well by our compensation structure, which places a high percentage of executive compensation opportunities in components such as equity and other performance-based awards, where the ultimate value is tied to performance objectives and long-term vesting schedules. It seems reasonable and fair to ensure that executives would not have to forfeit a substantial portion of previously granted equity as a result of being terminated in a change in control through no fault of their own or should an acquirer insist on the termination of the awards in connection with a change in control. We believe limiting the accelerated vesting of equity awards to the restricted circumstances the Board has already put in place allows our executive officers to realize the full value of their hard work and the value created for stockholders under their leadership. Therefore, the Board believes that it is appropriate for equity awards to vest in connection with a change in control on a double-trigger basis under the limited circumstances described and as reflected in our 2008 Performance Incentive Plan and our agreements with executive officers.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
AGAINST PROPOSAL NO. 4.